SCHEDULE 14A
                  (Rule 14a-101)
     INFORMATION REQUIRED IN PROXY STATEMENT
             SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
    Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant   X
Filed by a Party other than the Registrant ___
Check the appropriate box:
___ Preliminary Proxy Statement              ___ Confidential.  For
                                             Use of the Commission
                                             Only (as permitted by
                                             Rule 14a-6(e)(2))
 X  Definitive Proxy Statement
___ Definitive Additional Materials
___ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MUNICIPAL MORTGAGE AND EQUITY, L.L.C.
________________________________________________________________________
(Name of Registrant as Specified in Its Charter)
________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
 X  No fee required.
___ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:
______________________________________________________________________________

(2)  Aggregate number of securities to which transaction applies:
______________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
______________________________________________________________________________

(4)  Proposed maximum aggregate value of transaction:
______________________________________________________________________________

(5)  Total fee paid:
______________________________________________________________________________

___ Fee paid previously with preliminary materials:
___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:
______________________________________________________________________________

(2)  Form, Schedule or Registration Statement no.:
______________________________________________________________________________

(3)  Filing Party:
______________________________________________________________________________

(4)  Date Filed:
______________________________________________________________________________

        MUNICIPAL MORTGAGE AND EQUITY, L.L.C.

               Baltimore, Maryland
                   May 28, 1997

             NOTICE OF ANNUAL MEETING

   NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of Growth Shares and Term Growth Shares (the "Shareholders") of Municipal Mortgage and Equity, L.L.C., a Delaware limited liability company (the "Company"), will be held at the following location, beginning at 9 a.m.:

   Johns Hopkins University School of Continuing Studies
   Downtown Center
   One Charles Plaza, Second Level
   Charles and Saratoga Streets
   Baltimore, Maryland 21201

   THE PURPOSE of the Annual Meeting will be:

   1. To elect two members of the Board of Directors to hold office for three-year terms expiring at the annual meeting for the fiscal year ending December 31, 2000; and

   2. To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof.

   All Shareholders are cordially invited to attend the Annual Meeting. The record date for determining those Shareholders entitled to vote at the Annual Meeting is April 8, 1997. A review of the Company's operations for the year ended December 31, 1996 will be presented. The 1996 Annual Report to Shareholders is enclosed.

                                 By Order of the Board of Directors,

                                 Thomas R. Hobbs
                                 Secretary
Baltimore, Maryland
April 22, 1997

   IMPORTANT - Whether or not you plan to attend the meeting in person, you can help in the preparation for the meeting by filling in and signing the enclosed proxy and promptly returning it in the enclosed envelope. If you are unable to attend, your shares will be voted as directed by your proxy.
   If you do attend the meeting, you may vote your shares even though you have sent in your proxy.

      MUNICIPAL MORTGAGE AND EQUITY, L.L.C.
      Corporate Office and Mailing Address:
       218 North Charles Street, Suite 500
            Baltimore, Maryland  21201

                 PROXY STATEMENT

   This proxy statement is furnished in connection with the solicitation of proxies by Municipal Mortgage and Equity, L.L.C. (hereinafter the
"Company") from holders of Growth Shares and Term Growth Shares (the "Shareholders") for the Annual Meeting of Shareholders to be held on May
28, 1997. The cost of soliciting such proxies will be borne by the Company. Brokers and other persons will be reimbursed for their reasonable expenses in forwarding proxy materials to Shareholders who have a beneficial interest in Growth Shares registered in the names of nominees.

   The enclosed proxy, if executed and returned, may be revoked at any time prior to the meeting by executing a proxy bearing a later date or by written notice to the Secretary of the Company. The power of the proxy holders will also be revoked if the Shareholder executing the proxy appears at the meeting and elects to vote in person. Executed proxies confer upon the persons appointed as proxies discretionary authority to vote on all matters which may properly come before the meeting including motions to adjourn the meeting for any reason.

   In accordance with the Company's By-Laws, the stock transfer records were compiled on April 8, 1997, the record date set by the Board of Directors for determining the Shareholders entitled to notice of, and to vote at, this meeting and any adjournment thereof. On that date, there were 11,092,591 outstanding Growth Shares (no par value) and 2,000 outstanding Term
Growth Shares.  The holders of the outstanding Growth Shares and Term
Growth Shares at the close of business on April 8, 1997 will be entitled to one vote for each share held by them as of such date.

   The presence of the holders of a majority of the issued and outstanding Growth Shares and Term Growth Shares entitled to vote at the Annual
Meeting, either in person or represented by properly executed proxies, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Company. Proxies given pursuant to this solicitation and not revoked will be voted at any postponement or adjournment of the Annual Meeting in the manner described above.

   This proxy statement and the enclosed proxy are first being sent or given to Shareholders on approximately April 22, 1997.

              ELECTION OF DIRECTORS
                 (Proposal No. 1)

   The Company's Amended and Restated Certificate of Formation and
Operating Agreement (the "Operating Agreement") generally provides that the Board of Directors shall consist of at least five and no more than 15 members, with the number of seats on the Board to be determined from time to time by resolution of the Board. The number of directors on the Board is currently set at seven, with (i) six of the directors divided into three classes, the members of which are elected by the holders of the Growth Shares and Term Growth Shares for staggered three-year terms, and (ii) one director (the "Specially Appointed Director") who may be appointed by the Dissolution Shareholder (see "Certain Transactions"). As of the date of this proxy statement, the seat reserved for the Specially Appointed Director is vacant. The terms of two directors, Messrs. Hillman and Berndt, expire in 1997 and both Mr. Hillman and Mr. Berndt, directors since 1996, have been nominated for re-election at the Annual Meeting.

   During 1996, the Board of Directors held one special meeting and two regular meetings. There were no committee meetings during 1996. Only one member of the Board of Directors, Mr. Hillman, attended fewer than 75% of the total number of meetings of the Board of Directors. The Board has established certain committees as follows:

   1. Compensation Committee. The Compensation Committee, composed of Messrs. Hillman (Chairman), Stearn, Baum and Joseph, did not meet during 1996. Its functions are to determine the compensation of certain officers of the Company, including but not limited to base compensation, incentive compensation and bonus compensation.

   2.  Audit Committee.  The Audit Committee, composed of Messrs.
Stearn (Chairman), Jews, Berndt, Baum and Joseph, did not meet during
1996. Its duties are to select an independent accountant for the Company and to oversee the work of such independent accountant.

   The names, ages, terms of office and certain other information as of April 22, 1997 with respect to the persons nominated for election as directors and other persons serving as directors are as follows:

Information Concerning Nominees for Terms Expiring in 2000:

   Richard O. Berndt, age 54, a director of the Company since August
1996, has been the managing partner of the law firm of Gallagher, Evelius & Jones located in Baltimore, Maryland since 1976. Mr. Berndt has extensive experience in corporate and real estate law. Mr. Berndt serves on the Boards of Mercantile Bankshares Corporation, Financial Administration for the Archdiocese of Baltimore and Mercy Medical Center, Inc. Mr. Berndt is also a member of the University of Maryland Board of Regents. Gallagher, Evelius & Jones provides corporate and real estate related legal services to the Company.


   Robert S. Hillman, age 57, a director of the Company since August 1996, and has been a member of the law firm of Whiteford, Taylor and Preston, L.L.P., which has offices in Baltimore, Maryland and Washington, D.C., since 1986. Formerly the Executive Partner of the 135-attorney firm, Mr. Hillman has extensive experience in municipal finance, real estate, labor and employment law. He is presently on the Boards of the B&O Railroad
Museum, the Babe Ruth Museum, the U.S.F. Constellation Foundation and the J.L. Wickham Co., Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THE ELECTION OF THE NOMINEES FOR ELECTION AS
DIRECTORS.

Information Concerning Directors whose Terms Expire in 1998:

   William S. Jews, age 44, a director of the Company since August 1996, has been President and Chief Executive Officer of Blue Cross/Blue Shield of Maryland which employs approximately 3,200 people, insures 1.4 million people and has annual revenues of approximately $1.9 billion, since 1993. Before joining Blue Cross, Mr. Jews served as President and Chief Executive Officer of Dimensions Health Corporation, a multi-faceted health care corporation with two full-service acute care hospitals, a free-standing emergency surgical center, two nursing homes and a for profit venture partnership. Mr. Jews serves on the Boards of Directors of NationsBank, Crown Central Petroleum, Inc. and The Ryland Group. He is also a board member of the Abell Foundation and the Greater Baltimore Committee.

   Carl W. Stearn, age 64, a director of the Company since August 1996, has been Chairman and Chief Executive Officer of Provident Bankshares Corporation, and Chief Executive Officer of Provident Bank of Maryland since 1990. Mr. Stearn serves on the Boards of Directors of the City Revenue Task Force, University of Maryland School of Medicine Board of Visitors and Project Life. He is Chairman of the Maryland Governor's Work Force Investment Board, Vice Chairman of the Maryland Academy of Sciences, and President of the Greater Baltimore Committee Economic Development
Council.

Information Concerning Directors whose Terms Expire in 1999:

   Mark K. Joseph, age 58, has served as Chairman of the Board, Chief
Executive Officer and Chief Financial Officer of the Company since August
1996. He also served as the President and a director of the Managing General Partner of the SCA Tax Exempt Fund Limited Partnership, the Company's predecessor (the "Predecessor"), from 1986 through 1996. Mr. Joseph is Chairman of the Board and founder of The Shelter Group, a real estate development and property management company. Mr. Joseph serves on the Boards of the Greater Baltimore Committee, Provident Bankshares
Corporation and the Associated Jewish Charities. Mr. Joseph is also the President and one of five directors of the Shelter Foundation, a public non-profit foundation that provides housing and related services to families of low and moderate income.

   Charles C. Baum, age 55, a director of the Company since August 1996, has been Chairman and CEO of the Morgan Group, Elkhart, Indiana, since
1992. Morgan is the nation's leader in providing transportation and other services to the manufactured housing and recreational vehicle industries. Since 1973, Mr. Baum has been Chief Financial Officer of United Holdings
Co. II, Inc. and its predecessors. United Holdings was involved in the metal business until 1990 when it shifted its focus to become a firm which invests in real estate and securities. Mr. Baum is also a director of Gabelli Funds, Inc. (an investment advisor) and Shapiro Robinson & Associates (a firm which represents professional athletes).

Vote Required for Approval

   The affirmative vote of a majority of the holders of the outstanding Growth Shares and Term Growth Shares (voting together as one class) present in person or represented by duly executed proxies at the Annual Meeting is necessary for the election of a nominee as a director of the Company. Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted for the election of the two persons nominated to serve as directors. Shares represented by proxies which are marked "WITHHOLD" will be excluded entirely from the vote and will have no effect.

Compensation of Directors

   The Company pays its directors who are not officers of the Company fees for their services as directors. Such directors receive annual compensation of $12,000 plus a fee of $500 for attendance at each meeting of the Board of Directors (including telephonic board meetings) and, effective April 15, 1997, each committee meeting. This compensation may be changed by the Board of Directors. Officers of the Company who are directors are not paid any director fees.

   In addition, non-employee directors are granted options for Growth
Shares and may elect to receive Growth Shares or deferred Growth Shares in lieu of fees under the 1996 Non-Employee Directors' Share Plan (the
"Directors' Plan"). Under the Directors' Plan, each non-employee director was granted an option to purchase 2,500 Growth Shares following the merger of the Predecessor with the Company, and the Plan provides that each such non-employee director will receive an option to purchase 2,500 Growth
Shares (i) upon his initial election or appointment, and (ii) on the date of each Annual Meeting of Shareholders. Such options have and will have exercise prices equal to the fair market value of Growth Shares on the date of grant, and expire and will expire at the earlier of 10 years after the date of grant or one year after the optionee ceases serving as a director. Such options become and generally will become exercisable one year after grant, subject to earlier exercisability in the event of death, disability, or a change in control (as defined), and will be forfeited in the event of cessation of service as a director within 10 months after the date of grant. The Directors' Plan also permits a non-employee director to elect to be paid any directors' fees in the form of Growth Shares or deferred Growth Shares ("Deferred Shares"). A director who makes the election to receive Growth Shares will receive Growth Shares having a fair market value equal to the amount of fees he has elected to forgo, with such shares issuable at the time the fees otherwise would have been paid. At any date on which fees are payable to a director who elected to defer fees in the form of Deferred Shares, the Company will credit such director's deferral account with a number of Deferred Shares equal to the number of Growth Shares having an aggregate fair market value at that date equal to the fees that otherwise would have been payable at such date. Whenever dividends are paid or distributions are made, the deferral account of a director who elected to receive Deferred Shares will be credited with dividend equivalents having a value equal to the amount of the dividend paid on a single Growth Share multiplied by the number of Deferred Shares credited to his deferral account as of the record date for such dividend. Such dividend equivalents will be credited to the deferral account as a number of Deferred Shares determined by dividing the aggregate value of such dividend equivalents by the fair market value of a Growth Share at the payment date of the dividend. A total of 50,000 Growth Shares are reserved for grant under the Directors' Plan. The number and kind of shares reserved and automatically granted under the Directors' Plan are subject to adjustment in the event of stock splits, stock dividends, and other extraordinary events.


IDENTIFICATION OF EXECUTIVE OFFICERS

   The following table identifies the executive officers of the Company and provides certain information about each of them.

                                 Current Position(s) with the
   Name and Age                  and Past Business Experience
--------------------        --------------------------------------------
Mark K. Joseph, 58          Chairman of the Board, Chief Executive
                            Officer and Chief Financial Officer of the
                            Company since August 1996. (See description of past business experience in the preceding section.)

Michael L. Falcone, 35      Executive Vice President of the Company
                            since November 1996.  Prior to his
                            appointment as Executive Vice President, Mr.
                            Falcone served as Senior Vice President from
                            August 1996 to November 1996. Mr. Falcone is Chairman of the Company's Operations
                            Committee, coordinates the day-to-day
                            activities of the Company. He directs the business planning and product development activities of the Company and provides strategic direction for the capital markets and asset management activities of the Company.
                            Prior to joining the Company, he was a Senior
                            Vice President of Shelter Development
                            Corporation ("Shelter") from 1983 to 1996.
                            Shelter was responsible for the development, acquisition or rehabilitation of nearly 2,000 units of rental housing. He is currently a board member of and shareholder in Shelter
                            Development LLC and Shelter Properties LLC.

Thomas R. Hobbs, 56         Senior Vice President and Secretary of the
                            Company since August 1996.  Mr. Hobbs
                            directs the administrative, board relations, investor services and financial accounting operations of the Company. He chairs the Credit Committee, providing direction on loan policy and product development and is a member of the Operations Committee.
                            Previously, from 1986 to 1996, Mr. Hobbs was Senior Vice President and General
                            Manager of the managing general partner of the Predecessor. In that capacity he managed all aspects of the $300 million public fund, including acquisition of mortgage revenue bonds, the management of assets and the management of all of the Predecessor's activities.

Mary K. Reilly, 45          Senior Vice President of the Company since
                            November 1996.  Ms. Reilly has primary
                            responsibility for the underwriting and
                            acquisition of new bond assets for the
                            portfolio. Ms. Reilly is a member of the Operations Committee of the Company. From
                            1994 to 1996, Ms. Reilly was a Senior Fellow in the School of Public Affairs at the University of Maryland. Prior to her appointment at the University, Ms. Reilly was an investment banker, directing the housing group in the public finance departments, first at Mellon Bank from 1983 to 1988 and later at Alex. Brown & Sons, Inc. from 1988 to 1993 where she managed or served as advisor on approximately $2 billion of housing bond transactions.

Earl W. Cole, III, 43       Vice President of the Company since August
                            1996. Mr. Cole directs the asset management and loan servicing operations of the Company.
                            He served in a similar capacity for the
                            managing general partner of the Predecessor from 1989 to 1996. Mr. Cole is a member of the Operations Committee of the Company.

Gary A. Mentesana, 32       Vice President of the Company since August
                            1996. Mr. Mentesana is responsible for the financial operations of the Company. He manages the capital market activities of the Company and reviews opportunities related to portfolio acquisitions. Between 1988 and
                            1996, he performed similar functions for the managing general partner of the Predecessor.
                            Mr. Mentesana is a member of the Operations
                            Committee of the Company and is a certified public accountant.

Angela A. Barone, 36        Controller of the Company since August 1996.
                            Ms. Barone has overall responsibility for financial and tax reporting, SEC and AMEX compliance and management of the Company's temporary investments. Ms. Barone is a member of the Operations Committee of the Company. Prior to joining the Company, Ms.
                            Barone performed similar functions for the Predecessor beginning in 1994. Between 1992 and 1994, Ms. Barone was the Corporate
                            Accounting Manager for Kirschner Medical
                            Corporation, a publicly traded international medical products company and was the Accounting Manager, Orthopedic Division from 1988 to 1992. Ms. Barone is a certified public accountant.

              EXECUTIVE COMPENSATION

   The Compensation Committee did not meet during 1996 and has not determined executive compensation since the Company was established. The Company paid compensation to Messrs. Joseph, Falcone and Hobbs for the 1996 fiscal year in accordance with their employment agreements entered into at the time of, and described in the consent solicitation statement related to, the merger with the Predecessor and, described below. Currently, the executive compensation program is expected to comprise salary, annual incentives and share incentives. The Compensation Committee has retained a compensation consultant to assist it in determining competitive levels of compensation for each of the officers.

   Incentive Compensation Plan

   The Company paid no incentive compensation to the officers listed above during 1996. The Company plans to establish, subject to the approval of the Compensation Committee, and bear all of the costs associated with, an incentive compensation plan for officers and key employees of the Company. This plan is expected to provide for the payment of a cash bonus to participating officers and key employees if certain performance objectives established for each individual are achieved.

   1996 Share Incentive Plan

   The Company established the 1996 Share Incentive Plan (the "Plan") prior to the merger with the Predecessor in August 1996. The Plan provides a means to attract, retain and reward executive officers and other key employees of the Company, to link employee compensation to measures of the Company's performance, and to promote ownership of a greater proprietary interest in the Company. The Plan authorizes grants of a broad variety of awards, including non-qualified stock options, stock appreciation rights, restricted shares, deferred shares, and shares granted as a bonus or in lieu of other awards. Any restricted share or deferred share awards would need to be approved or ratified by the Share Incentive Committee (the "Committee"). Initially, 883,033 Growth Shares are reserved for issuance in connection with awards under the Plan, except that shares issued as restricted shares and shares issued as awards other than options (including restricted shares) are limited to 20% and 40% of the total number of Growth Shares reserved under the Plan, respectively. Shares subject to forfeited or expired awards, or relating to awards settled in cash or otherwise terminated without issuance of shares to the participant again become available under the Plan.

   The Plan will be administered by the Committee, which will consist of two or more independent directors. As of the date hereof, the Board has not appointed members of the Committee. This Committee is authorized to select from among the eligible employees of the Company the individuals to whom awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The Committee may condition the grant, vesting, exercisability or settlement of any award on the achievement of specified performance objectives. Awards may be settled in cash, Growth Shares, other awards or other property, in the discretion of the Committee. The Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Plan. The exercise price of stock options granted will be at least equal to 100% of the fair market value of Growth Shares on the grant date. No member of the Committee will be eligible to participate in the Plan. The Committee may adjust the number of shares reserved under the Plan and the number of shares relating to outstanding awards and related terms to reflect stock splits, dividends, and other extraordinary corporate events.

   Employment Agreements

   Each of Mark K. Joseph, Michael L. Falcone and Thomas R. Hobbs entered into an employment agreement with the Company for a term of three years. The agreements provide for annual compensation in the amounts of $150,000, $125,000 and $125,000, respectively. Each of the employment agreements provides for certain severance payments equal to base compensation for the longer of the balance of the employment term or 18 months in the event of disability or termination by the Company without cause or by the employee with "good reason," and contains provisions which will provide such officers with substantial payments should their employment terminate as a result of a change in control.

   Pursuant to the employment agreements, the Company generally will have "cause" to terminate Messrs. Joseph, Falcone or Hobbs if such person: (i) engages in acts or omissions with respect to the Company which constitute intentional misconduct or a knowing violation of law; (ii) personally receives a benefit of money, property or services from the Company or from another person dealing with the Company in violation of law; (iii) breaches his noncompetition agreement with the Company; (iv) breaches his duty of loyalty to the Company; (v) engages in gross negligence in the performance of his duties; or (vi) repeatedly fails to perform services that have been reasonably requested of him by the Board of Directors following applicable notice and cure periods and which are consistent with the terms of his employment agreement.

   Each of Mr. Joseph, Mr. Falcone and Mr. Hobbs will have "good reason" to terminate his employment with the Company in the event of any reduction in his base compensation without his consent, any material breach or default by the Company under his employment agreement, any substantial diminution in his duties, any requirement to perform an act which would violate criminal law, or any requirement to perform an act not in the best interests of the Company and its Shareholders.

   As part of their employment agreements, each of Messrs. Joseph, Falcone and Hobbs are bound by a limited noncompetition covenant with the Company which prohibits them from engaging in or carrying on, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, shareholder, associate or consultant of or to any person, partnership, corporation or any other business entity which is engaged in the business of financing or asset management of multifamily apartment properties financed by tax-exempt bonds, except by or through the Company for 12 months following the termination of employment with the Company, without prior written consent of the Board of Directors; provided, however, if such person's employment is terminated by the Company without "cause" or by the employee for "good reason," the agreement not to compete will terminate upon termination of employment. Certain of the agreements may contain other exceptions.

Summary Compensation Table

   The following table sets forth the annual compensation paid or accrued by the Company from inception (August 1, 1996) through December 31, 1996 to the Chief Executive Officer and to each of the Company's other three most highly compensated officers.

                                               Annual
                                            Compensation (1)
                                            -------------
                                                             All Other
 Name and Principal Position     Year (1)      Salary($)   Compensation($)
------------------------------ ------------ ------------- ----------------
Mark K. Joseph . . . . . . . .     1996          $62,589             $795 (2)
  Chairman, Chief Executive
  Officer and Chief Financial
  Officer

Michael L. Falcone . . . . . .     1996           52,469            1,193 (3)
  Executive Vice President

Thomas R. Hobbs . . . . . . . .    1996           52,309            1,353 (4)
  Senior Vice President and
  Secretary

Mary K. Reilly . . . . . . . .     1996            8,143                -
  Senior Vice President


(1)  The amounts indicated are for the period August 1, 1996 through December 31, 1996, except for Ms. Reilly's amounts, which began November 4, 1996, when she was hired by the Company.
       In January 1997, Ms. Reilly began full-time employment with the Company.  Annual salaries for
       1996 for Mr. Joseph and each of the other three most highly compensated officers were as follows:

                      Mark K. Joseph       $150,000
                      Michael L. Falcone   $125,000
                      Thomas R. Hobbs      $125,000
                      Mary K. Reilly       $100,000

(2)  The amount indicated represents tax adjustments related to the change in tax reporting status as a result of direct share ownership.

(3)  The amount indicated includes $636 for employer contributions under the Company's 401(k)
       Savings and Retirement Plan; $529 for tax adjustments related to the change in tax reporting status as a result of direct share ownership; and $27 for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Falcone.

(4)  The amount indicated includes $636 for employer contributions under the Company's 401(k)
       Savings and Retirement Plan; $529 for tax adjustments related to the change in tax reporting status as a result of direct share ownership; and $187 for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Hobbs.


Compensation Committee Interlocks and Insider Participation

   No person who served as a member of the Compensation Committee during the 1996 fiscal year has ever been an officer or employee of the Company or any of its subsidiaries, except for Mark K. Joseph who serves as Chairman of the Board, Chief Executive Officer and Chief Financial Officer of the Company. During fiscal year 1996, no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose directors or executive officers served as a director or member of the Compensation Committee of the Company.

                CERTAIN TRANSACTIONS

   On August 1, 1996, the Company completed a merger (the "Merger") in which the Company succeeded to the business of the Predecessor. The former general partners of the Predecessor were responsible for initiating and structuring the Merger. Mark K. Joseph, Chairman of the Board, Chief Executive Officer and Chief Financial Officer and Thomas R. Hobbs,
Secretary and Senior Vice President of the Company were stockholders, directors or officers of the former general partners of the Predecessor.

   As a result of the Merger, the former general partners (and their affiliates) received certain economic benefits, including 1,000 Term Growth Shares in exchange for their general partnership interests in the Predecessor and 883,033 Growth Shares in exchange for the contribution of their mortgage acquisition and servicing activities that generate fees from the operating partnerships that are the ultimate debtors on the Company's bond investments (the "Operating Partnership"). In connection with the Merger, the former general partners retained Robert A. Stanger & Co., Inc., an independent third party, to render an opinion that the allocation of the Growth Shares and Term Growth Shares among the former general partners and the BAC holders was fair from a financial point of view.

   At the time of the Merger, the Company designated Shelter Development Holdings, Inc. ("Shelter Development") as the shareholder which has personal liability for the obligations of the Company (the "Special Shareholder") and whose death, retirement, resignation, expulsion, bankruptcy or dissolution would result in the dissolution of the Company (the "Dissolution
Shareholder") to preserve its pass-through tax status under the tax laws in existence at that time. Mr. Joseph has a controlling interest in Shelter Development. In connection with the Merger, Shelter Development received
26,729 Growth Shares for its agreement to serve as the Special Shareholder and Dissolution Shareholder. The Company does not compensate Shelter Development annually for serving as the Special Shareholder or Dissolution Shareholder. Nevertheless, the Dissolution Shareholder has the right to appoint one director to the Company's Board of Directors so long as the size of the Board is 10 persons or less, and two directors if the size of the Board is more than 10 persons. In addition, if certain change-in-control transactions occur that the Special Shareholder has not approved, the Special Shareholder has the right to receive $1 million if it exercises its right to withdraw as the Special Shareholder of the Company.

   As noted above, the former general partners of the Predecessor received 883,033 Growth Shares in exchange for the contribution of their acquisition and mortgage servicing activities. Prior to the Merger, an affiliate of the former general partners of the Predecessor received project selection and acquisition fees from a partnership (MLP II), formed by the Predecessor to invest the proceeds from the Predecessor's February 1995 financing, in amounts equal to one percent of the gross proceeds permanently invested. In addition, prior to the Merger, the former general partners (and their affiliates) received mortgage servicing fees from the Operating Partnerships.
As a result of the Merger, the Company receives (i) mortgage servicing fees from the Operating Partnerships controlled by non-affiliates and (ii) additional bond interest for bonds collateralized by properties owned by the 16 Operating Partnerships controlled by Mr. Joseph. For the five months ended December
31, 1996, the Company received approximately $206,000 in mortgage servicing fees and $616,000 in additional bond interest as a result of the contribution of the mortgage servicing fee activities to the Company.

   Mr. Joseph controls the general partners of 16 of the original 22 Operating Partnerships whose property collateralizes the Company's bonds and Mr.
Hobbs serves as an officer of such general partners. The mortgage revenue bonds relating to the 16 Operating Partnerships have an aggregate principal face amount of approximately $124 million and have interest rates ranging from 3% to 16% (excluding contingent interest not to exceed 16% on those bonds with stated rates equal to or less than 16%). These Operating Partnerships were created as successors to the original borrowers to preserve the loan obligations and the participation in cash flow for the Predecessor and thereby assure that the Predecessor, and now the Company, will continue to recognize tax-exempt income.

   On September 1, 1996, 11 of the 16 Operating Partnerships controlled by Mr. Joseph revised the terms of certain notes held by the Company to defer principal amortization on such notes. As a result of this transaction, additional interest income recognized by the Company was $313,000 for the year ended December 31, 1996.

   Mr. Joseph controls and is an officer of, and Mr. Falcone has an interest in and is an officer of, an entity which is responsible for a full range of property management functions for certain properties that serve as collateral for the Company's bond investments. For these services, the affiliate receives property management fees pursuant to management contracts with the Operating Partnerships controlled by Mr. Joseph. The Company's management believes that these contracts provide for fees which are at or below market rates for property management fees. During the years ended December 31, 1996, 1995 and 1994, these fees approximated $638,000,
$589,000 and $410,000, respectively. The Company's management believes that the property management agreements with the affiliate will continue to be renewed by the Operating Partnerships only if (i) the affiliate is providing such property management services at a price competitive with the price which would be charged for such goods and services by independent parties for comparable goods and services in the same geographic location, and (ii) and in the case of any such management agreement with an affiliate of any member of the Company's Board of Directors, such agreement is approved by the independent directors of the Board.

   On November 12, 1996, the Company committed to purchase a $33.9 million mortgage revenue bond. This commitment, which was approved by the independent members of the Board of Directors, will result in the Company's acquisition of the bond once certain conditions are met by the borrower. During the interim period prior to acquisition of the bond, which is anticipated to last until late 1997 or early 1998, the Company has guaranteed a bridge financing for a fee of 1.0% of the loan amount ($339,000) and an annual fee of 1.0%. The borrower of the funds to be provided by the bond will be the Shelter Foundation, a public non-profit foundation that provides housing and related services to families of low and moderate income. Mr. Joseph is the President and one of five directors of the Shelter Foundation. In addition, companies in which Mr. Joseph owns an indirect minority interest and Mr. Falcone owns a direct minority interest, will receive a consulting fee of 1.0% of the loan amount and will serve as property manager of the related apartment project for a fee of $13,750 per month.

Performance Graph

   The following table compares total shareholder returns for the Company ("MMA") since trading began on August 30, 1996 through December 31,
1996 to the Standard and Poors 500 Index ("S&P500"), the NAREIT Index
("NAREIT") and the Lipper Municipal Bond High Yield Index ("BOND") assuming a $100 investment made on August 30, 1996. The Company does not believe that there are any other businesses or indices that reflect both the same industry as that in which the Company operates and the same "pass-through" tax status as that of the Company. Accordingly, the Company selected the NAREIT and BOND indices because the NAREIT index consists of real estate investment trusts which, like the Company, pass-through their income to their shareholders, although not tax-exempt income, and the BOND index, which represents the performance of municipal bond issues.

Total Return Calculations:

               August     September     October      November     December
                1996         1996         1996         1996         1996
            ------------ ------------ ------------ ------------ ------------
   MMA            100.00       101.68        94.12       107.56       105.04
  NAREIT          100.00       101.74       105.00       109.78       120.72
  S&P500          100.00       105.63       108.54       116.75       114.43
   BOND           100.00       101.19       102.25       103.69       103.61



   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                  AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's Growth Shares and Term Growth Shares as of April 22, 1997, of (i) each director and nominee as director, (ii) all persons known by the Company to be beneficial owners of more than 5% of its Growth Shares and Term Growth Shares and (iii) all the executive officers and directors of the Company as a group. With respect to shares subject to options, only those shares subject to options which are immediately exercisable or exercisable within 60 days are listed below. Unless otherwise indicated, each Shareholder has sole voting and investment power with respect to the shares beneficially owned.




                                        Growth Shares         Term Growth Shares
                                   ----------------------- -----------------------
                                    Number of  Percent of   Number of  Percent of
  Name                               Shares       Class      Shares       Class
---------------------------------- ----------- ----------- ----------- -----------
Mark K. Joseph (1)                    755,825     6.81            740        37.00
Michael L. Falcone                        750       *               -            -
Thomas R. Hobbs                           751       *               -            -
Mary K. Reilly                              0       -               -            -
Earl W. Cole, III                           0       -               -            -
Gary A. Mentesana                         750       *               -            -
Angela A. Barone                            0       -               -            -
Charles C. Baum                         4,000       *               -            -
Robert S. Hillman                         300       *               -            -
William S. Jews                           300       *               -            -
Richard O. Berndt                           0       -               -            -
Carl W. Stearn                         18,691       *               -            -
Two Broadway Associates IV            128,367     1.16          1,250        62.50
 2 World Financial Center, South Tower
 New York, New York 10080-6123
All directors and officers as
 a group (12 persons)                781,367      7.04            740        37.00

* Less than one percent.

(1)  Included in Mr. Joseph's beneficial ownership of Growth Shares are Growth Shares held by certain entities controlled by Mr. Joseph.  Certain limited partners in one such entity are officers of the Company.
As a result of their limited partnership interest in that entity, such officers would be entitled to receive the following allocation of shares:

Michael L. Falcone                        44,861 shares
Thomas R. Hobbs                           31,819 shares
Earl W. Cole, III                          9,618 shares
Gary A. Mentesana                         11,758 shares

     The Term Growth Shares reported herein are held by SCA Associates 86-II Limited Partnership (365 shares)
and SCA Realty I, Inc. (375 shares) which are controlled by Mr. Joseph.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   The Company's audited financial statements for the year ended December
31, 1996, have been provided to the Shareholders as part of the Annual
Report to Shareholders. Price Waterhouse LLP has acted as the Company's independent accountants since the successful completion of the Merger into the Company in 1996 and also acted as the independent accountants for the Predecessor since 1986. No election, approval or ratification of independent accountants by the Shareholders is required. The Audit Committee intends to select the independent accountants for the fiscal year ended December 31, 1997 at its next scheduled meeting. A representative of Price Waterhouse
LLP will be present at the Annual Meeting with the right to make a statement if he or she so desires and will be available to respond to appropriate questions by the Shareholders.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who own more than 10% of the Company's outstanding Growth
Shares to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership, reports of changes in ownership and annual reports of ownership of Growth Shares. Specific due dates for these records have been established and the Company is required to report on this proxy statement any failure to file by these dates in 1996. Late reports on Form 3 were filed by Charles C. Baum, Roberts S. Hillman, William S. Jews and Carl
W. Stearn after their election as directors on August 28, 1996. In addition, Robert S. Hillman was late in filing a Form 4 report concerning his purchase of Growth Shares on August 30, 1996. Mark K. Joseph, Chairman and Chief Executive Officer of the Company, was late in filing a Form 4 report concerning his purchase of Growth Shares on August 30, 1996. A late report on Form 3 was filed by Mary K. Reilly after her election as an officer of the Company on November 4, 1996. Carl W. Stearn was late in filing a Form 4 report for his purchase of Growth Shares on November 15, 1996.

                            OTHER BUSINESS

   The Board of Directors is not aware of any other matters which may come before the meeting. It is the intention of the persons named in the enclosed proxy to vote all shares represented by proxies in accordance with their best judgment if any other matters do properly come before the meeting.

   Whether or not you attend the Annual Meeting in person, it would be appreciated if you would fill in, date and sign the enclosed proxy and return it promptly. If you attend the meeting, you may vote your shares even though you may have sent in your proxy.

UPON WRITTEN REQUEST OF ANY SHAREHOLDER WHO WAS
A BENEFICIAL OWNER OF THE COMPANY'S GROWTH SHARES ON
THE RECORD DATE FURNISHED TO THE SECRETARY OF THE
COMPANY AT THE ADDRESS SET FORTH BELOW, THE COMPANY
WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL
REPORT ON FORM 10-K, INCLUDING THE FINANCIAL
STATEMENTS AND THE SCHEDULES THERETO, AS FILED WITH
THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL
YEAR ENDED DECEMBER 31, 1996.


                       1998 ANNUAL MEETING

   Proposals by Shareholders intended to be presented at the Company's 1998 Annual Meeting, in order to be included in the 1998 Proxy Statement and proxy, must be received by the Company at its principal corporate offices no later than December 17, 1997.


                            MUNICIPAL MORTGAGE AND EQUITY, L.L.C.
                            218 N. Charles Street, Suite 500
                            Baltimore, Maryland 21201

Dated:  April 22, 1997

                    REVOCABLE PROXY
          MUNICIPAL MORTGAGE AND EQUITY, LLC
                         GROWTH

  X   Please Mark Votes As In This Example
-----
               Proxy for Annual Meeting of Shareholders
                    Wednesday, May 28, 1997

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     Revoking all prior proxies, the undersigned, a Shareholder of Municipal Mortgage and Equity, L.L.C. (the "Company"), hereby appoints
Thomas R. Hobbs, Michael L. Falcone and Angela A. Barone, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all growth shares, no par value (the "Shares"), of the undersigned in the Company at the Annual Meeting of Shareholders of the Company to be held at Johns Hopkins University School of Continuing
Studies, Downtown Center, One Charles Plaza, Second Level, Charles and Saratoga Streets, Baltimore, Maryland 21201, on May 28, 1997, at 9:00 a.m., local time, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting as indicated hereon, and at their discretion, upon any other business not now known which properly may come before the said meeting, all as more fully set forth in the accompanying proxy statement, receipt of which is acknowledged.

                              For       Withhold       For All Except
1.  ELECTION OF DIRECTORS   _____        _____             _____
     (For a term of 3 years):
     RICHARD O. BERNDT
     ROBERT S. HILLMAN

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

     ____________________________________________________

If no choice is indicated above, this proxy shall be deemed to grant authority to vote FOR the election of director nominees. The shareholder's signature should be exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this Proxy in the box below.
     Date __________________

     ________________________________   ________________________________
     Shareholder sign above             Co-holder (if any) sign above

                    REVOCABLE PROXY
          MUNICIPAL MORTGAGE AND EQUITY, LLC
                       TERM GROWTH

  X   Please Mark Votes As In This Example
-----
               Proxy for Annual Meeting of Shareholders
                    Wednesday, May 28, 1997

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     Revoking all prior proxies, the undersigned, a Shareholder of Municipal Mortgage and Equity, L.L.C. (the "Company"), hereby appoints Thomas R. Hobbs, Michael L. Falcone and Angela A. Barone, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all term growth shares, no par value (the "Term Shares"), of the undersigned in the Company at the Annual Meeting of Shareholders of the Company to be held at Johns Hopkins University
School of Continuing Studies, Downtown Center, One Charles Plaza,
Second Level, Charles and Saratoga Streets, Baltimore, Maryland 21201, on May 28, 1997, at 9:00 a.m., local time, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting as indicated hereon, and at their discretion, upon any other business not now known which properly may come before the said meeting, all as more fully set forth in the accompanying proxy statement, receipt of which is acknowledged.

                              For       Withhold       For All Except
1.  ELECTION OF DIRECTORS    _____       _____              _____
     (For a term of 3 years):
     RICHARD O. BERNDT
     ROBERT S. HILLMAN

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

     ____________________________________________________

If no choice is indicated above, this proxy shall be deemed to grant authority to vote FOR the election of director nominees. The shareholder's signature should be exactly as the name appears below. When term shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this Proxy in the box below.
     Date __________________

     ________________________________   ________________________________
     Shareholder sign above             Co-holder (if any) sign above